Exhibit 99.1

637 Davis Drive
Morrisville, NC 27560 USA
phone 1-919-767-3230
fax 1-919-767-3233
www.harrisstratex.com
Harris Stratex Networks Announces Departure of Chief Operating Officer
Research Triangle Park, NC, May 25, 2007 — Harris Stratex Networks, Inc. (NASDAQ: HSTX), the leading independent supplier of turnkey wireless network solutions, today announced that Thomas Waechter, Chief Operating Officer, has resigned effective June 7.
“At Stratex Networks, in the Chief Executive Officer position, Tom played a pivotal role in effecting changes that resulted in improved services delivered to both customers and partners as well as improved overall financial performance. At Harris Stratex Networks, which resulted from the merger of Stratex Networks and the Microwave Communications Division of Harris Corporation in January of this year, Tom helped bring the two organizations together to build a strong team and has had a significant role in setting the future course of the organization,” said Guy Campbell, President and Chief Executive Officer of Harris Stratex Networks. “We thank Tom for his contributions and wish him well in his future endeavors.”
“Working with Guy and the rest of the management team at Harris Stratex Networks to realize a merger that resulted in the leading independent pure-play wireless technology company has been an incredible opportunity and achievement,” said Tom Waechter. “The company’s unmatched product portfolio, breadth of solutions and end-to-end field services have resulted in a more highly competitive company.”
As a result of the change in management structure, sales, marketing and all operating functions will report directly to Guy Campbell. The company anticipates that it will hire a head of international sales and will commence the search process both internally and externally.
About Harris Stratex Networks
Harris Stratex Networks is the world’s leading independent supplier of turnkey wireless network solutions. The company offers reliable, flexible and scalable wireless network solutions, backed by comprehensive professional services and support. Harris Stratex Networks serves all global markets, including mobile network operators, public safety agencies, private network operators, utility and transportation companies, government agencies and broadcasters. Customers in more than 135 countries depend on Harris Stratex Networks to build, expand and upgrade their voice, data and video solutions. Harris Stratex Networks is recognized around the world for innovative, best-in-class wireless networking solutions and services. For more information, visit www.HarrisStratex.com.
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Investor Contact:
Mary McGowan
Summit IR Group Inc.
408-404-5401
Mary@summitirgroup.com
Media Contact:
Kami Spangenberg
Harris Stratex Networks, Inc.
1-919-767-5238
Kami.Spangenberg@HSTX.com